Exhibit 10.1

THIRD AMENDMENT AGREEMENT

This Third Amendment Agreement, dated December 22, 2014 (this "Agreement"), is made by and among Sentinel RE Investment Holdings LP, a Delaware limited partnership (the “Investor”), Sentio Healthcare Properties, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), and Sentio Healthcare Properties OP, L.P., a Delaware limited partnership (the “Partnership,” and together with the Company, the “Sentio Parties”). The Investor and the Sentio Parties are collectively referred to herein as the “Parties,” and each a “Party.” Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Purchase Agreement (defined below).

WHEREAS, the Parties have entered into a Securities Purchase Agreement, dated as of February 10, 2013, as amended or waived by that certain Waiver Agreement dated August 28, 2013 (as amended), that certain Waiver Agreement dated November 12, 2013 (as amended), that certain Amendment Agreement dated February 10, 2014, that certain Second Amendment Agreement dated April 8, 2014, that certain Waiver Agreement dated August 6, 2014, and that certain Waiver Agreement dated November 13, 2014 (collectively, the “Purchase Agreement”);

WHEREAS, the Company’s board of directors has authorized the Company to originate and fund non-recourse loans to third-party borrowers for the development, construction and leasing of health care properties (each a “Construction Loan”);

WHEREAS, the Sentio Parties have requested that the Investor amend certain provisions of the Purchase Agreement to provide for the financing of the Construction Loans by the Investor;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Agreements; Waivers.

(a) Pursuant to Section 9.3 of the Purchase Agreement, the Parties hereby agree that Section 1.1 of the Purchase Agreement shall be amended and restated in its entirety as follows:

Section 1.1. Purchase and Sale of Securities. Upon the terms and subject to the conditions of this Agreement, during the Put Period and during the Extension Period, the Company, in its discretion, may issue and sell to the Investor $100,000 in aggregate liquidation preference amount of Series C Preferred Shares (the “Preferred Share Put Right”), and the Partnership, in its discretion, may issue and sell to the Investor $149,900,000 in aggregate liquidation preference amount of Series B Convertible Preferred Units (the “Preferred Unit Put Right,” and together with the Preferred Share Put Right, the “Aggregate Put Right”) by the delivery to the Investor of separate Put Exercise Notices (as provided in Article II hereof) (i) if during the Put Period, up to six (6) times per year for a yearly aggregate of up to $75,000,000 per year in Exercised Put Amounts or (ii) if during the Extension Period, up to six (6) times per year for a yearly aggregate of up to the Remaining Put Amount. Upon issuance in accordance with the terms of this Agreement, each of the Series A Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable.

(b) Pursuant to Section 9.3 of the Purchase Agreement, the Parties hereby agree that Article 2 of the Purchase Agreement shall be amended and restated in its entirety as follows:

Section 2.1. Put Exercise Notices.

(a) Commencing on the thirtieth day following the Effective Date, the Sentio Parties may, from time to time in their sole discretion, provide to the Investor a Put Exercise Notice, substantially in the form attached hereto as Exhibit E for a Put Exercise in connection with a proposed investment opportunity (an “Ordinary Put Exercise Notice”). In addition, the Sentio Parties may, from time to time in their sole discretion, provide to the Investor a Put Exercise Notice, substantially in the form attached hereto as Exhibit E-2 for a Put Exercise in connection with a Construction Loan (a “Construction Loan Put Exercise Notice,” and collectively with any Ordinary Put Exercise Notices, a “Put Exercise Notice”). Each Put Exercise Notice must:

(i) be delivered to the Investor not later than 9:30 a.m. (Eastern Standard time) at least fifteen (15) Business Days prior to the Closing Date specified in the Put Exercise Notice;

(ii) identify the proposed investment opportunity and specify the criteria supporting the Sentio Parties’ conclusion that such investment opportunity is a Qualifying Acquisition (in the case of an Ordinary Put Exercise Notice), or identify the proposed Construction Loan and specify the material terms of the Construction Loan (in the case of a Construction Loan Put Exercise Notice);

(iii) specify the Put Exercise Amount and, in the case of a Construction Loan Put Exercise Notice, the Draw Schedule related to the Put Exercise Amount; and

(iv) designate the Closing Date.

The date on which the Sentio Parties deliver any Put Exercise Notice in accordance with this Section 2.1 hereinafter will be referred to as a “Put Exercise Date.”

(b) In the case of an Ordinary Put Exercise Notice, no later than three (3) Business Days from the Put Exercise Date, the Investor will notify the Sentio Parties of whether (i) the proposed investment opportunity is an Approved Acquisition; (ii) the Investor is exercising a Strike with respect to such proposed investment opportunity; or (iii) the Investor disputes the Sentio Parties’ conclusion that the proposed investment opportunity is a Qualifying Acquisition. In the case of the Construction Loan Put Exercise Notice, no later than three (3) Business Days from the Put Exercise Date, the Investor will notify the Sentio Parties of whether the Investor approves the Construction Loan Put Exercise Notice.

(c) At any time prior to the Closing Date set forth in a Put Exercise Notice, but no later than three (3) Business Days prior to the Closing Date set forth in such Put Exercise Notice, the Sentio Parties may (i) notify the Investor that the Sentio Parties are terminating the Put Exercise Notice, in which case such Put Exercise Notice will expire without further effect, or (ii) amend such Put Exercise Notice (an “Amended Put Exercise Notice”) and deliver such Amended Put Exercise Notice to Investor. If the Amended Put Exercise Notice relates to an Ordinary Put Exercise Notice, no later than three (3) Business Days after Investor’s receipt of the Amended Put Exercise Notice, the Investor will notify the Sentio Parties of whether (x) the proposed investment opportunity is an Approved Acquisition; (y) the Investor is exercising a Strike with respect to such proposed investment opportunity; or (z) the Investor disputes the Sentio Parties’ conclusion that the proposed investment opportunity is a Qualifying Acquisition. If the Amended Put Exercise Notice relates to a Construction Loan Put Exercise Notice, no later than three (3) Business Days after Investor’s receipt of the Amended Put Exercise Notice, the Investor will notify the Sentio Parties of whether the Investor approves the Construction Loan Put Exercise Notice as amended. In addition, with respect to a Construction Loan Put Exercise Notice, no later than ten (10) Business Days prior to a scheduled draw set forth in the Draw Schedule provided in the Construction Loan Put Exercise Notice, the Sentio Parties may amend the Construction Loan Put Exercise Notice to adjust the amount of a scheduled draw by no more than 10% with no further Investor approval required.

(d) If the proposed investment opportunity described in an Ordinary Put Exercise Notice (or Amended Put Exercise Notice, as applicable) is an Approved Acquisition, then upon the terms and subject to the conditions of this Agreement, the Investor is obligated to accept such Put Exercise Notice (or Amended Put Exercise Notice, as applicable) prepared and delivered in accordance with the provisions of this Agreement, and to purchase from the Sentio Parties the Securities issuable pursuant to and as set forth in such Ordinary Put Exercise Notice (or Amended Put Exercise Notice, as applicable). If the Construction Loan Put Exercise Notice (or Amended Put Exercise Notice, as applicable) is approved by the Investor, then upon the terms and subject to the conditions of this Agreement, the Investor is obligated to accept such Construction Loan Put Exercise Notice (or Amended Put Exercise Notice, as applicable) prepared and delivered in accordance with the provisions of this Agreement, and to purchase or commit to purchase the Securities issuable pursuant to and as set forth in the Construction Loan Put Exercise Notice (or Amended Put Exercise Notice, as applicable). For the avoidance of doubt, the commitment by the Investor of the Put Exercise Amount pursuant to a Construction Loan Put Exercise Notice (or Amended Put Exercise Notice, as applicable) shall be deemed to have occurred immediately upon the Investor’s acceptance of such Construction Loan Put Exercise Notice (or Amended Put Exercise Notice, as applicable).

(e) If the Investor exercises a Strike with respect to a proposed investment opportunity described in an Ordinary Put Exercise Notice (or Amended Put Exercise Notice, as applicable) then the Investor is not obligated to accept such Ordinary Put Exercise Notice (or Amended Put Exercise Notice, as applicable) and, subject to the provisions of Section 7.1(e), such Ordinary Put Exercise Notice (or Amended Put Exercise Notice, as applicable) will expire without further effect.

(f) If the Investor disputes the Sentio Parties’ conclusion that the proposed investment opportunity described in an Ordinary Put Exercise Notice (or Amended Put Exercise Notice, as applicable) is a Qualifying Acquisition, or if the Investor declines to approve the Construction Loan Put Exercise Notice (or Amended Put Exercise Notice, as applicable), then the Sentio Parties will negotiate with the Investor in good faith to determine the changes necessary to make the proposed investment opportunity a Qualifying Acquisition, or to secure Investor approval of the Construction Loan Put Exercise Notice, as applicable, and thereafter the Sentio Parties will resubmit a Put Exercise Notice as described in Section 2.1(a) hereof.

(g) On the Business Day that is two (2) years from the Effective Date (the “Second Anniversary”), if the aggregate Exercised Put Amount during the period from June 18, 2014 to the Second Anniversary (excluding, solely for the purpose of this section, any Exercised Put Amounts related to the SLR Boston Acquisition Proposal and/or the tender offer by the Company, but including any other Exercised Put Amounts closed after the First Anniversary and on or before June 18, 2014) is less than $35,000,000, the Partnership will pay to the Investor a premium equal to 5% of the difference between (i) $35,000,000 and (ii) the aggregate Exercised Put Amount during the period from June 18, 2014 to the Second Anniversary. Notwithstanding the foregoing, no such premium will be paid if the Investor exercised more than one Strike during the period from June 18, 2014 to the Second Anniversary.

(h) On the Business Day that is three (3) years from the Effective Date (the “Third Anniversary”), if the aggregate Exercised Put Amount during the period from the Second Anniversary to the Third Anniversary is less than $50,000,000, the Partnership will pay to the Investor a premium equal to 5% of the difference between (i) the lesser of (A) $50,000,000 and (B) the Remaining Put Amount, and (ii) the aggregate Exercised Put Amount during the period from the Second Anniversary to the Third Anniversary. Notwithstanding the foregoing, no such premium will be paid if the Investor exercised more than one Strike during the period from the Second Anniversary to the Third Anniversary.

(i) Notwithstanding Section 1.1 hereof, the Preferred Unit Put Right shall be increased by $8,726,000 to reflect the Exercised Put Amount funded by the Investor in connection with the tender offer by the Company for shares of the common stock of the Company.

Section 2.2. Securities Calculation. At each Closing the Partnership will issue to the Investor that number of Series B Convertible Preferred Units equal to the quotient of: (i) the Exercised Put Amount received by the Partnership, or, in the case of a Construction Loan Put Exercise, committed to the Partnership by the Investor, regardless of whether the Investor has funded the Exercised Put Amount in full, divided by (ii) 100; except upon the first Closing, in which case, the Company, against receipt of payment of $100,000 of the Exercised Put Amount for such Closing, will issue to the Investor (subject to Section 5.14(f)) 1,000 shares of Series C Preferred Stock, and the Partnership will issue to the Investor that number of Series B Convertible Preferred Units equal to the quotient of: (a) the balance of the Exercised Put Amount received by the Partnership upon such Closing, divided by (b) 100.

Section 2.3. Reduction of Remaining Put Amount. Concurrently with each Closing, the Remaining Put Amount under this Agreement will automatically (and without the need for any amendment to this Agreement) be reduced, on a dollar-for-dollar basis, by the total amount of the Exercised Put Amount received by the Sentio Parties or committed by the Investor at such Closing.

Section 2.4. Closing. The payment against simultaneous delivery of, Securities in respect of each Put Exercise will be consummated (each, a “Closing”) on the Business Day set forth in such Put Exercise Notice with respect thereto, or on such other date as the parties may agree in writing (each, a “Closing Date”). Notwithstanding anything to the contrary in the immediately preceding sentence, with respect to a Construction Loan Put Exercise, on a Closing, the Investor will only advance to the Sentio Parties the amount indicated on the Draw Schedule to be funded on Closing; thereafter, commencing on the first business day of the second month following the Closing Date and with a frequency of every other month thereafter, the Investor shall advance the additional amounts indicated on the Draw Schedule to the designated account by wire transfer without any further action by either Party; provided that in the event of a Liquidation Event (as defined in the Investor Rights Agreement), the Investor shall immediately advance to the Sentio Parties all amounts committed as of the Closing Date but not yet funded. At each Closing, the Company or the Partnership, as applicable, will deliver to the Investor one or more certificates, in form and substance reasonably satisfactory to the Investor, evidencing the Securities (possessing those rights, preferences, privileges and restrictions as set forth in the organizational and other documents of the Sentio Parties that govern such Securities), as calculated in accordance with Section 2.2, against simultaneous funding of the applicable Exercised Put Amount to the Company’s and/or the Partnership’s, as applicable, designated account by wire transfer of immediately available funds, or commitment thereof. For the avoidance of doubt, in the case of a Construction Loan Put Exercise, the Company or the Partnership, as applicable, shall deliver the Securities (as calculated in accordance with Section 2.2 based on the Investor’s commitment amount (regardless of the cash amount actually received by the Sentio Parties)) to the Investor on the Closing Date set forth in the Put Exercise Notice in connection therewith.

(c) Pursuant to Section 9.3 of the Purchase Agreement, the Parties hereby agree that Section 5.11 of the Purchase Agreement shall be amended and restated in its entirety as follows:

Section 5.11. Use of Proceeds. The gross proceeds received from the Investor from the sale of the Securities will be used by the Company and/or the Partnership to acquire the Approved Acquisition specified in the Put Exercise Notice related to such Closing, to fund the Construction Loan specified in the Construction Loan Put Exercise Notice related to such Closing, or for such other purpose as the Investor may approve in writing. The Parties acknowledge that the minimum denomination of $100,000 applicable to each Put Exercise Notice may result in de minimis amounts of unallocated proceeds upon each Closing.

(d) Pursuant to Section 9.3 of the Purchase Agreement, the Parties hereby agree that Section 6.3(e) of the Purchase Agreement shall be amended and restated in its entirety as follows:

(e) No Material Changes to Approved Acquisitions or Tender Offers. There shall have been no material changes to the terms of the Approved Acquisition or the terms of the Construction Loan, as applicable, as described in the Put Exercise Notice (or Amended Put Exercise Notice, as applicable) between the date approved by the Investor and the Closing Date.

(e) Pursuant to Section 9.3 of the Purchase Agreement, the Parties hereby agree that Section 7.1(d) of the Purchase Agreement shall be amended and restated in its entirety as follows:

(d) Unless earlier terminated as provided hereunder, the Investor, at the Investor’s discretion, may, by providing written notice to the Sentio Parties a minimum of 90 days prior to the expiration of the Put Period, extend the term of this Agreement for an additional period that will terminate, solely with respect to the rights of the Sentio Parties to deliver a Put Exercise Notice, automatically on the earlier of (i) March 1, 2016 and (ii) the date that the Remaining Put Amount equals zero dollars (the “Extension Period”). Notwithstanding the foregoing, if the Investor has approved a Construction Loan Put Exercise Notice with a Draw Schedule that extends beyond the Extension Period, this Agreement shall continue, solely with respect to the obligation of the Investor to continue funding the Construction Loan Put Exercise Amount and any rights and obligations of the Parties with respect thereto, beyond the Extension Period and shall terminate automatically on the date the unfunded Construction Loan Put Exercise Amount equals zero dollars (the “Construction Loan Extension Period”).

(f) Pursuant to Section 9.3 of the Purchase Agreement, the Parties hereby agree that Section 5.15(e) of the Purchase Agreement shall be amended and restated in its entirety as follows:

(e) Except as set forth in this Section 5:15(e), the Board shall not (i) authorize, adopt, approve, recommend or declare advisable, or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise), an Acquisition Proposal, or (ii) cause or permit any of the the Sentio Parties to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the thirtieth day following the Effective Date, the Board may, if any of the Sentio Parties receives an Acquisition Proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, approve, recommend or declare advisable, and authorize any of the Sentio Parties to enter into an Alternative Acquisition Agreement with respect to, such Superior Proposal and terminate this Agreement pursuant to Section 7.1(a)(iii) if:

(i) the Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be expected to be inconsistent with the directors’ duties under applicable Law and the Sentio Parties shall have complied with all of its obligations under this Section 5.15;

(ii) the Company and/or the Partnership shall have provided prior written notice to the Investor, at least five days in advance, that it intends to terminate this Agreement pursuant to Section 7.1(a)(iii), which notice shall specify the basis for the termination and the material terms of such Superior Proposal;

(iii) after providing such notice and prior to terminating this Agreement pursuant to Section 7.1(a)(iii), the Company and/or the Partnership shall have, and shall have caused their Representatives to, negotiate with the Investor in good faith during such five day period (to the extent Investor desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Board not to terminate this Agreement pursuant to Section 7.1(a)(iii); and

(iv) the Board shall have considered in good faith any changes to this Agreement offered in writing by Investor no later than 5:00 p.m., New York City time, on the fifth day of such five day period and shall have determined that such Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Investor were to be given effect; provided that, in the event of any material revisions to the Acquisition Proposal that the Board has determined to be a Superior Proposal, the Company and/or the Partnership shall be required to deliver a new written notice to Investor in respect of such modified Acquisition Proposal and to again comply with the requirements of this Section 5.15(e) with respect to such new written notice, except that references to the five day period in clause (iii) shall be deemed references to a forty-eight (48) hour period.

For the avoidance of doubt, the first sentence of this Section 5.15(e) shall apply for the period from the date hereof to the earlier of (A) March 1, 2016 and (B) the date on which the Company or the Partnership, as applicable, has issued to the Investor $100,000 in aggregate liquidation preference amount of Series C Preferred Shares and $149,900,000 in aggregate liquidation preference amount of Series B Convertible Preferred Units, and for such period the first sentence of this Section 5.15(e) governs the Company’s ability to pursue the sale of the assets or equity of the Partnership and the Company notwithstanding anything to the contrary in the Partnership Agreement or in the Investor Rights Agreement.

(h) Pursuant to Section 9.3 of the Purchase Agreement, the Parties hereby agree that the definitions of the following terms in Annex A to the Purchase Agreement shall be amended or added to Annex A as appropriate:

“Construction Loan Put Exercise Notice” will have the meaning assigned to such term in Section 2.1(a) hereof.

“Construction Loan Put Exercise” will mean the transaction contemplated under Sections 2.1 through 2.4 hereof with respect to the funding of a Construction Loan investment.

“Construction Loan Extension Period” will have the meaning assigned to such term in Section 7.1(d) hereof.

“Draw Schedule” will mean the schedule included as Appendix B to the Construction Loan Put Exercise Notice which provides the dates and amounts of the Put Exercise Amount for a Construction Loan Put Exercise that the Investor will fund, and shall provide for funding by the Investor no more frequently than once every other month.

“Exercised Put Amount” will mean, (i) with respect to any Closing, the actual liquidation preference amount of Securities issued and sold to the Investor at such Closing, and (ii) with respect to a given period of time, the aggregate of the actual liquidation preference amounts of Securities issued and sold to the Investor at Closings occurring during such period of time. The Parties acknowledge and agree that with respect to a Construction Loan Put Exercise, the Exercised Put Amount shall be the full amount committed to be funded by the Investor notwithstanding the fact that the Investor shall fund its commitment in installments.

“Ordinary Put Exercise” will mean the transaction contemplated under Section 2.1 through 2.4 hereof with respect to the funding of a proposed investment opportunity.

(i) Pursuant to Section 9.3 of the Purchase Agreement, the Parties hereby agree that Exhibit E-2 to this Agreement supersedes and replaces Exhibit E-2 as included in the Purchase Agreement pursuant to the Second Amendment Agreement dated April 8, 2014.

2. Limited Effect; No Modifications. This Agreement is effective as of the date first set forth above. The amendments set forth above shall be limited precisely as written and relate solely to the provisions of the Purchase Agreement in the manner and to the extent described above, and nothing in this Agreement shall be deemed to constitute a waiver of compliance by any of the Parties with respect to any other term, provision or condition of the Purchase Agreement or any Related Document, or any other instrument or agreement referred to therein. Except as expressly set forth herein, nothing contained in this Agreement will be deemed or construed to amend, supplement or modify the Purchase Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

3. Miscellaneous.

(a) This Agreement is governed by, and construed in accordance with, the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

(b) This Agreement shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns in each case permitted under Section 9.7 of the Purchase Agreement.

(c) The headings in this Agreement are for convenience only and will not constitute a part of this Agreement for any other purpose and will not be deemed to limit or affect any of the provisions hereof or of the Purchase Agreement.

(d) This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic transmission).

(e) This Agreement, together with the Purchase Agreement and the Related Documents, represents the entire agreement of the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth herein or therein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Sentio Healthcare Properties, Inc.

By:	/s/ John Mark Ramsey
Name:	John Mark Ramsey
Title:	President and Chief Executive Officer

Sentio Healthcare Properties OP, L.P.

By:	Sentio Healthcare Properties, Inc.,
its general partner

	By:	/s/ John Mark Ramsey
	Name:	John Mark Ramsey
	Title:	President and Chief Executive Officer

Sentinel RE Investment Holdings LP

By:	Sentinel RE Investment Holdings GP,
as general partner

	By:	Billy Butcher
	Name:	Billy Butcher
	Title:	Vice President

Exhibit E-2

CONSTRUCTION LOAN

PUT EXERCISE NOTICE

OF

SENTIO HEALTHCARE PROPERTIES, INC.

AND

SENTIO HEALTHCARE PROPERTIES OP, L.P.

Pursuant to Section 2.1 of the Securities Purchase Agreement, dated as of February 10, 2013, as amended (the “Agreement”), by and among Sentio Healthcare Properties, Inc. (the “Company”), Sentio Healthcare Properties OP, L.P. (the “Partnership” and, together with the Company, the “Sentio Parties”) and Sentinel RE Investment Holdings LP (the “Investor”), the undersigned, [name of officer], being the [title] of the Company, on behalf of the Company and the Partnership, for itself and as the general partner of the Partnership, respectively, hereby deliver to the Investor this Put Exercise Notice. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

The Sentio Parties are proposing to originate and fund a Construction Loan, the terms of which are described in Appendix A to this Put Exercise Notice. The Put Exercise Amount is [_______] Series B Convertible Preferred Units for a total of $[________]. The Closing Date for this Put Exercise is __________, 20__ [at least [15] Business Days after the delivery of this Notice]. The Investor is requested to fund the Put Exercise Amount on the dates and in the amounts indicated on the Draw Schedule attached as Appendix B and to wire the requisite funds to the account of the Partnership (instructions attached as Appendix C), on or prior to the Closing Date and thereafter on the dates listed in the Draw Schedule, which dates are no more frequently than every other month.

Dated the [__] day of [_____], 20__.

Name:
Title:

Appendix A

Construction Loan Terms

Appendix B

Draw Schedule

Appendix C

Wire Instructions